UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   EPPINGA, PETER L.
   14675 QUITO ROAD
   SARATOGA, CA  95070
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   PACIFIC GULF PROPERTIES INC.
   PAG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   DECEMBER 31, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
     COMMON STOCK            |12/26/|C   |3,596 shares      |A  |58 shares p|3,596 shares       |D     |                           |
                             |96    |    |                  |   |er         |                   |      |                           |
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                             |      |    |                  |   |$1,000 face|                   |      |                           |
                             |      |    |                  |   | amt       |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
   8.375% Convertible Su|58 shrs |12/26|C   |62,000     |D  |     |     |Common Stock|3,596 s|       |0           |D  |            |
bordinated              |per     |/96  |    |           |   |     |     |            |hrs    |       |            |   |            |
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   Debentures due 2001  |$1,000 f|     |    |           |   |     |     |            |       |       |            |   |            |
                        |ace     |     |    |           |   |     |     |            |       |       |            |   |            |
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                        |amount  |     |    |           |   |     |     |            |       |       |            |   |            |
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   Non-Qualified Stock O|$19.50  |12/31|A   |500 shrs   |A  |(1)  |12/30|Common Stock|500 shr|       |500 shrs    |D  |            |
ption                   |        |/96  |    |           |   |     |/06  |            |s      |       |            |   |            |
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   (Right to Buy)       |        |     |    |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Non-employee director stock option granted pursuant to Article VII of the Pacific Gulf Properties Inc. 1993 Share
Option Plan. The stock option is presently exercisable in full.
SIGNATURE OF REPORTING PERSON
PETER L. EPPINGA
DATE
February 26, 1997